Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-102593 and 333-104958 on Form S-3 and Registration Statement Nos. 333-160116, 333-176250 and 333-193481 on Form S-8 of our reports dated March 10, 2014, relating to the consolidated financial statements of Dot Hill System Corp. and Subsidiaries (the "Company"), which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's reporting of its discontinued operations, and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Dot Hill Systems Corp. for the year ended December 31, 2013.
/s/ Deloitte & Touche LLP
Denver, Colorado
March 10, 2014